Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 8, 2024

Registration Statement No. 333-275606-03

$1.2+bn GM Financial Consumer Automobile Receivables Trust 2024-4 (GMCAR)

Joint Leads: Mizuho (str), Barclays, Credit Agricole , Scotia, SMBC

Co-Mgrs: BMO, BNP, CIBC, R.Seelaus

CLS	$AMT (MM)*	WAL	M/S**	P.WIN	E.FIN	L.FIN	BNCH	Spread	Yield (%)	Coupon	Price
=========================================================================================================================

A-1	249.000	0.25	P-1/A-1+	1-6	4/25	10/16/25	I-CRV	+10	4.737	4.737	100.00000

A-2A	190.000	1.08	Aaa/AAA	6-21	7/26	10/18/27	I-CRV	+40	4.577	4.53	99.99583

A-2B	285.390	1.08	Aaa/AAA	6-21	7/26	10/18/27	SOFRA30A	+40			100.00000

A-3	412.880	2.45	Aaa/AAA	21-40	2/28	8/16/29	I-CRV	+53	4.449	4.40	99.98074

A-4	92.000	3.59	Aaa/AAA	40-44	6/28	4/16/30	I-CRV	+62	4.487	4.44	99.98138

B	20.890	3.67	Aa2/AA	44-44	6/28	5/16/30	I-CRV	+85	4.716	4.67	99.99892

C	19.580	**Retained**

D	16.330	**Retained**
==========================================================================================================================

** Minimum Expected ratings

Transaction Details:

* Ticker: GMCAR 2024-4

* Offered Size: $1.2+bn

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 10% Call

* Expected Ratings: Moody’s/S&P

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: October 16, 2024

* First Payment Date: November 18, 2024

* Pricing: October 8th

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: GMCAR244

* Intex CDI File (Attached)

Intex Dealname: mzgmcar20244_upsize

Password: 49KK

CUSIPS:

A1 38014AAA9

A2A 38014AAB7

A2B 38014AAC5

A3 38014AAD3

A4 38014AAE1

B 38014AAF8

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403.